News Release
                                                               February 10, 2004

                    Valmont Announces Fourth Quarter Earnings


     Summary (Comparisons vs. year ago quarter):

     o    Net sales increase 5.3%.

     o    Net earnings decrease 4.8%.

     o    Strong performance in the Irrigation Segment.

     o    Strong sales across all product lines led to record  profits in China.

     o    Utility results reflect continued pricing pressures.

     o Coatings profitability impacted by continued soft market conditions and workers' compensation costs in California.

     Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), the leading global manufacturer of engineered support structures, coating services for infrastructure, and mechanized irrigation equipment for agriculture, reported fourth quarter 2003 net earnings of $8.1 million, or 33 cents per diluted share, versus fourth quarter 2002 net earnings of $8.5 million, or 34 cents per diluted share. Sales for the fourth quarter were $227 million compared with $216 million for the same period of 2002.

     For the fiscal year 2003, Valmont's net earnings were $25.9 million, or $1.06 per diluted share, compared with 2002 net earnings of $33.6 million, or $1.37 per diluted share. Sales for 2003 were $838 million versus $855 million in 2002.

     2003 Fourth Quarter and Year Review:

     "Our fourth quarter results were mixed," said Mogens C. Bay, Valmont's Chairman and Chief Executive Officer. "While utility product sales improved slightly from last year, severe pricing pressure caused most of the earnings reduction in our structures segment for the quarter. Our coatings segment comparisons were unfavorable, reflecting continued soft market conditions and increased workers' compensation costs in California. In our tubing segment, results were satisfactory, but down slightly due to an unfavorable inventory adjustment. On the other hand, our irrigation segment had an excellent quarter. We also had solid growth in sales of lighting and traffic products and a modest improvement in sales of wireless communication products during the quarter."

     "Looking at the year in total, we had successes and disappointments. On the positive side, we achieved record operating income in our irrigation segment due to record sales and profits in our international irrigation business. Starting with our first international investment in local manufacturing more than 20 years ago, we have built a solid and diversified international business with production and distribution facilities in important agricultural markets. Our decision to combine the pole and wireless communication divisions early in 2003, creating the engineered support structures division, was a good one. It allowed us to expand our product line and successfully enter new markets, such as the overhead sign structure market, while at the same time lowering our cost structure."

     "On the negative side, we dealt with a substantial decline in the profitability of our utility business, and volumes in our coatings business declined leading to significant de-leverage."

     "The year 2003 was another year of strong cash flow, which allowed us to further improve our long-term debt to capital ratio, which now stands at 29.5%."

     Fourth Quarter Summary - Infrastructure Markets:

     The Engineered Support Structures Segment sales of $114.8 million increased 11% from 2002 levels. Operating income for the segment fell by 34% to $5.6 million, largely as a result of depressed prices for utility structures.

     Sales for lighting and traffic products were higher in North America, which led to improved manufacturing efficiencies and higher profits. In Europe, lighting sales were also up from 2002 reflecting the Company's participation in more markets. Profitability however, declined due to higher selling, general and administrative expenses to expand the Company's geographic coverage in Europe and Northern Africa.

     Globally, sales of wireless communication products improved and so did profitability. Expenses declined as a result of combining the pole and wireless communication divisions earlier in the year.

     In China, Valmont has now realized seven consecutive years of improved sales and profits. China continues to invest heavily in infrastructure creating demand for structures for the lighting and traffic markets, and the wireless communication and utility industries. Valmont's Shanghai facility and our excellent organization in China provide a solid platform for future growth.

     The Coatings Segment sales of $27.3 million were 6% lower than last year reflecting the continued softness in the businesses of our customer base, lower internal volumes and increased competition in certain markets. Operating profits fell 67% to $1.1 million. In the fourth quarter of 2002, there was a gain on an asset sale that contributed $1.2 million to last year's profitability. Profitability was also impacted by higher workers' compensation insurance costs at the Company's coatings facilities located in California.

     Fourth Quarter Summary-Agricultural Markets:

     The Irrigation Segment's fourth quarter sales of $74.6 million were about even with 2002. Sales were higher in North American markets due to rising farm income. Internationally, higher sales in Brazil and Australia somewhat offset the lack of sales within the Middle East. The farm economy in Brazil was strong, due to higher crop prices and stable government farm policy. Operating income for the segment of $8.4 million was a 41% improvement over 2002, due to higher equipment and parts sales in North America, favorable currency translations, and lower selling, general and administrative costs.

     The Tubing Segment sales of $14.0 million were 3% lower than in 2002. Operating income of $1.3 million was 25% below the fourth quarter of 2002, primarily due to competitive pricing and an unfavorable inventory adjustment.

     2004 Outlook:

     Commenting on the outlook for 2004, Mr. Bay said, "In our irrigation business, we look for another strong year. We expect that market conditions in North America will remain favorable. Our international irrigation markets may not achieve the record results of 2003 because of continued uncertainty in the Middle East and some weakness in selected other international markets."

     "In our engineered structures segment, we expect higher sales and profits for the year. There is, however, some uncertainty regarding the new federal highway bill, which is still under consideration in Congress. This may affect order flow for our lighting and traffic products. The extension in funding for the 1998 federal highway bill is due to expire this month. Our utility business should experience higher volumes, although weak pricing may persist. In our specialty structures business, (mainly wireless and traffic sign products), we expect increased sales and profits. Coatings sales should reflect our internal demand as well as the condition of the U.S. industrial economy. Although there has been a pickup in the general economy, our industrial customers have not seen substantial increases in their markets."

     "A major issue facing the Company is steel pricing and availability. China's expanded steel production has led to global disruptions in the availability of raw materials for steel. Domestic mills have allocated supply, creating a tight market and higher prices. Under this environment of declining availability and rising prices, Valmont is working with its suppliers to secure availability and will need to pass its steel price increases onto the marketplace."

     "In summary, we currently expect 2004 to be a year of increased revenue and solid profitability gains."

     "In the first quarter, we anticipate slightly unfavorable results, compared to a strong first quarter in 2003. Severe winter weather has affected operations of and shipments from several of our North American plants."

     "Going forward, we feel positive about our outlook on many fronts. We are in solid businesses with good fundamentals. The support structures we provide for lighting and traffic and utility help emerging economies develop and mature economies to grow. Our specialty structures products enable the mobile telephony that is now a way of life. To improve customer service levels, wireless carriers need more poles, towers and components. Our coatings business serves industry and agriculture by protecting investments in infrastructure. For agriculture to become more efficient and grow more food, better water conservation and more efficient farming techniques are needed. Our Valley(R) brand of mechanized irrigation equipment saves water and labor cost while improving yields."

     An audio discussion of Valmont's fourth quarter results by Valmont officers, Mogens C. Bay, Chairman and Chief Executive Officer, and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live via the Internet at 8:00 a.m. Feb. 11, 2004 CST, by pointing browsers to: http://www.valmont.com/investor_relations/call.shtml. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 5169060 beginning Feb. 11, 2004 at 10:00 a.m. CST through 12:00 p.m. CST on Feb.18, 2004.

     Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

     This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current views and estimates and are subject to uncertainty and changes in circumstances. Future economic and market circumstances, industry conditions, Company performance and financial results, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, domestic and international competitive environment, actions and policy changes of domestic and international governments and other risks described from time to time in Valmont's reports to the Securities and Exchange Commission are examples of factors, among others, that could cause results to differ materially from those described in the forward-looking statement. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars in thousands, except per share amounts)
                                   (unaudited)

                                                                  Fourth Quarter                   Year-to-Date
                                                                  13 Weeks Ended                  52 Weeks Ended
                                                              --------------------------------------------------------
                                                               27-Dec-03      28-Dec-02       27-Dec-03     28-Dec-02
                                                              ------------------------------------------ -------------
          Net sales                                              $ 227,167      $ 215,656     $ 837,625     $ 854,898
          Cost of sales                                            171,324        155,298       629,635       623,422
                    Gross profit                                    55,843         60,358       207,990       231,476
          Selling, general and administrative expenses              39,859         41,619       153,367       161,187
                    Operating income                                15,984         18,739        54,623        70,289
          Other income (deductions)
               Interest expense                                     (1,888)        (2,491)       (9,897)      (11,722)
               Interest income                                         310            269         1,095         1,048
               Miscellaneous                                          (173)          135           (276)         (337)
                                                                    (1,751)        (2,087)       (9,078)      (11,011)
                    Earnings before income taxes, minority
                      interest, equity in earnings (losses) of non-
                      consolidated subsidiaries and change in
                      accounting principle                          14,233         16,652        45,545        59,278
          Income tax expense                                         5,043          6,147        16,534        21,637
                    Earnings before minority interest, equity in
                      earnings (losses) of nonconsolidated
                      subsidiaries and change in accounting
                      principle                                      9,190         10,505        29,011        37,641
          Minority interest (after tax)                               (597)          (545)       (2,222)       (1,170)
          Earnings (losses) in nonconsolidated subsidiaries           (493)        (1,456)         (936)       (2,342)
          Cumulative effect of change in accounting principle            -              -             -           (500)
                    Net earnings                                   $ 8,100        $ 8,504      $ 25,853      $ 33,629

          Average shares outstanding (000's) - Basic                23,780         24,060        23,805        24,056
          Earnings per share - Basic                                $ 0.34         $ 0.35        $ 1.09        $ 1.40

          Average shares outstanding (000's) - Diluted              24,436         24,865        24,358        24,621
          Earnings per share - Diluted                              $ 0.33         $ 0.34        $ 1.06        $ 1.37

          Cash dividends per share                                 $ 0.080        $ 0.075       $ 0.315       $ 0.290


                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                            SUMMARY OPERATING RESULTS
                             (Dollars in thousands)
                                   (unaudited)

                                                                  Fourth Quarter                Year-to-Date
                                                                  13 Weeks Ended               52 Weeks Ended
                                                            ---------------------------- ---------------------------
                                                            ---------------------------- ------------- -------------
                                                             27-Dec-03      28-Dec-02      27-Dec-03     28-Dec-02
                                                            ---------------------------- ------------- -------------
                                                            ---------------------------- ------------- -------------
          Net sales
               Engineered Support Structures                   $ 114,805      $ 103,479     $ 406,840     $ 436,696
               Coatings                                           27,333         29,198       103,692       111,704
                  Infrastructure products                        142,138        132,677       510,532       548,400

               Irrigation                                         74,607         74,348       280,780       264,844
               Tubing                                             13,964         14,374        57,783        57,716
                  Agriculture products                            88,571         88,722       338,563       322,560

               Other                                               4,555          4,379        17,676        16,975
               Less: Intersegment sales                           (8,097)       (10,122)      (29,146)      (33,037)
                    Total                                      $ 227,167      $ 215,656     $ 837,625     $ 854,898

          Operating Income
               Engineered Support Structures                     $ 5,615        $ 8,550      $ 14,840      $ 31,213
               Coatings                                            1,103          3,350         5,375        10,710
                  Infrastructure products                          6,718         11,900        20,215        41,923

               Irrigation                                          8,356          5,920        31,064        24,050
               Tubing                                              1,303          1,742         5,706         6,459
                  Agriculture products                             9,659          7,662        36,770        30,509

               Other                                                (393)          (823)       (2,362)       (2,143)
                    Total                                       $ 15,984       $ 18,739      $ 54,623      $ 70,289

Valmont has four reportable segments organized on a worldwide product basis.

     Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic, utility and wireless communication industries.

     Coatings: This segment consists of galvanizing, anodizing and powder coating services.

     Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services.

     Tubing: This segment consists of the manufacture of tubular products.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include wind energy development, machine tool accessories and industrial fasteners, are reported in the "Other" category.

                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)
                                   (unaudited)

                                                                            27-Dec-03                   28-Dec-02
                                                                          --------------               -------------
                                                                          --------------               -------------
          ASSETS
          Current assets:
               Cash and cash equivalents                                       $ 33,345                    $ 19,514
               Accounts receivable, net                                         151,765                     132,697
               Inventories                                                      116,475                     120,837
               Prepaid expenses                                                   8,622                       4,868
               Refundable and deferred income taxes                              10,903                      17,012
                    Total current assets                                        321,110                     294,928
          Property, plant and equipment, net                                    180,798                     193,175
          Goodwill and other assets                                              93,584                      90,468
                                                                              $ 595,492                   $ 578,571

          LIABILITIES AND SHAREHOLDERS' EQUITY
          Current liabilities:
               Current installments of long-term debt                          $ 14,544                    $ 10,849
               Notes payable to banks                                            15,500                       3,149
               Accounts payable                                                  63,256                      55,198
               Accrued expenses                                                  55,856                      69,828
               Dividend payable                                                   1,921                       1,792
                    Total current liabilities                                   151,077                     140,816
          Long-term debt, excluding current installments                        125,237                     155,542
          Other long-term liabilities                                            53,318                      40,193
          Shareholders' equity                                                  265,860                     242,020
                                                                              $ 595,492                   $ 578,571